Exhibit 99.1

October 22, 2015

Dow Reports Third Quarter Results

Earnings per Share Rise to $1.09, or $0.82 on an Operating Basis - up 14 Percent versus the Year-Ago Period;
EBITDA Increases to $2.9 Billion, or $2.4 Billion on an Operating Basis; Operating EBITDA Margin Expands 370 Basis Points;
Cash from Operations Grows to $2.5 Billion - up 41 Percent versus 3Q14, Reaching $5.2 Billion Year-to-Date - up 38 Percent;
Dow Delivers 12th Consecutive Quarter of Year-Over-Year Operating EPS, EBITDA and EBITDA Margin Expansion

Third Quarter 2015 Highlights

•
Dow reported earnings per share of $1.09, or operating earnings per share of $0.82(1). This compares with earnings of $0.71 per share in the year-ago period, or earnings of $0.72 per share on an operating basis. Certain Items in the quarter included a gain of $621 million related to the sale of AgroFresh, Dow’s post-harvest specialty chemical business, as well as $51 million of charges associated with ongoing portfolio management actions.

•	Sales were $12 billion, down 16 percent year over year driven by pricing and currency.

•
Volume rose 2 percent, excluding the impact of divestitures and acquisitions. Gains were reported in most operating segments, excluding Agricultural Sciences, led by Performance Plastics (up 5 percent) and Infrastructure Solutions and Consumer Solutions (both up 2 percent).

•
Volume growth, excluding divestitures and acquisitions, was reported in Asia Pacific (up 7 percent), Europe, Middle East, Africa and India (EMEAI) (up 3 percent) and North America (up 1 percent), with a decline reported in Latin America (down 1 percent). In key regions, demand was led by Greater China (up 12 percent), Europe (up 3 percent) and India (up 7 percent).

•
EBITDA(2) rose to $2.9 billion, or $2.4 billion on an operating basis(3) as Dow captured demand with its innovative solutions in key value chains, including transportation, packaging, infrastructure and semiconductor markets.

•
Operating EBITDA margin(4) grew 370 basis points to nearly 20 percent versus the year-ago period, reflecting disciplined price/volume management in the midst of declining raw material costs. This represents the highest third-quarter result since 2005. Gains were reported in Performance Plastics (up more than 700 basis points), Consumer Solutions (up 216 basis points), Performance Materials & Chemicals (up 187 basis points) and Infrastructure Solutions (up 128 basis points), with a decline reported in Dow AgroSciences (down 227 basis points).

•
Cash from operations was $2.5 billion in the quarter, up more than $700 million, or 41 percent versus the same period last year. Year to date Dow has delivered $5.2 billion in cash from operations - up $1.4 billion versus the year-ago period. Through the third quarter, Dow returned $1.9 billion in declared dividends and share repurchases. The Company announced the completed sale of Dow Chlorine Products on Oct. 5, 2015, resulting in an additional $1.5 billion of common share buybacks, bringing the total cash returned to shareholders to $3.5 billion year-to-date.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of operating earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(4)	Operating EBITDA margin is defined as EBITDA excluding the impact of “Certain Items” as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“The power and strength of our strategy and our diversified and integrated portfolio has now delivered twelve quarters in a row of year-over-year earnings growth. Our entire organization continues to demonstrate the discipline and agility needed to deliver consistent earnings and margin growth as well as strong cash flow. Our investment in innovative products and technologies is driving margin expansion in challenging economic environments.
“We are operating from a position of financial strength as we continue to execute disciplined portfolio management, as well as start up our large growth investments on the U.S. Gulf Coast and in Saudi Arabia. All of this will drive earnings higher, enhance return on capital and generate significant cash flow, which continue to fuel our ability to return increasing value to our shareholders.”

	Three Months Ended
In millions, except per share amounts	September 30, 2015	September 30, 2014
Net Sales	$12,036	$14,405
Adjusted Sales(5)	$11,943	$14,269

Net Income Available for Common Stockholders	$1,290	$852
Net Income Available for Common Stockholders, Excluding Certain Items	$959	$860

Earnings per Common Share - Diluted	$1.09	$0.71
Operating Earnings per Share	$0.82	$0.72
(5) “Adjusted Sales” is “Net Sales” excluding prior period sales of recent divestitures and current period sales for recent acquisitions.

Review of Third Quarter Results
The Dow Chemical Company (NYSE: DOW) reported earnings per share of $1.09, or operating earnings per share of $0.82. This compares with earnings of $0.71 per share in the year-ago period, or earnings of $0.72 per share on an operating basis.
Sales were $12 billion, down 16 percent year over year driven by pricing and currency. Volume rose 2 percent, excluding the impact of divestitures and acquisitions. Gains were reported in most operating segments, excluding Agricultural Sciences, led by Performance Plastics (up 5 percent) and Infrastructure Solutions and Consumer Solutions (both up 2 percent).
Volume growth, excluding divestitures and acquisitions, was reported in Asia Pacific (up 7 percent), EMEAI (up 3 percent) and North America (up 1 percent), with a decline reported in Latin America (down 1 percent). In key regions, demand was led by Greater China (up 12 percent), Europe (up 3 percent) and India (up 7 percent).
EBITDA rose to $2.9 billion, or $2.4 billion on an operating basis as Dow captured demand with its innovative solutions in key value chains, including transportation, packaging, infrastructure and semiconductor markets.
Operating EBITDA margin grew 370 basis points to nearly 20 percent versus the year-ago period, reflecting disciplined price/volume management in the midst of declining raw material costs. This represents the highest third-quarter result since 2005. Gains were reported in Performance Plastics (up more than 700 basis points), Consumer Solutions (up 216 basis points), Performance Materials & Chemicals (up 187 basis points) and Infrastructure Solutions (up 128 basis points), with a decline reported in Dow AgroSciences (down 227 basis points).

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Certain Items in the quarter included a gain of $621 million related to the sale of AgroFresh, Dow’s post-harvest specialty chemical business, as well as $51 million of charges associated with ongoing portfolio management actions.
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together declined 8 percent versus the year-ago period due primarily to productivity actions and the execution against the Company’s strategy to prioritize resources to high-return market sectors.
Cash from operations was $2.5 billion in the quarter, up more than $700 million, or 41 percent versus the same period last year. Year to date Dow has delivered $5.2 billion in cash from operations - up $1.4 billion versus the year-ago period.
Through the third quarter, Dow returned nearly $2 billion in declared dividends and share repurchases. The Company announced the completed sale of Dow Chlorine Products on Oct. 5, 2015, resulting in an additional $1.5 billion of common share buybacks, bringing the total cash returned to shareholders to $3.5 billion year-to-date.

Agricultural Sciences
Agricultural Sciences reported third quarter sales of $1.2 billion, down from $1.4 billion in the year-ago period. Sales were impacted by lower crop commodity prices in Latin America, high channel inventories and significant currency headwinds.
Crop Protection reported decreased sales due to price declines driven by high channel inventories, currency headwinds and lower volume, primarily in Latin America. Demand remained strong for new product technologies (up 8 percent year to date), led by spinetoram insecticide and ISOCLAST™ Insecticide. Seeds reported decreased sales on the shift of acreage from corn to soybeans in Latin America and North America as well as inventory pressures. On a year-to-date basis, Agricultural Sciences gained market share in Brazil in both Seeds and Crop Protection.
Operating EBITDA for the segment was a loss of $39 million, compared with a loss of $15 million in the year-ago period, reflecting a decline in price, as well as lost EBITDA from the sale of AgroFresh, which was partially offset by a gain of $44 million from the one-time sale of a joint venture.
Consumer Solutions
Consumer Solutions reported third quarter sales of $1.1 billion, down from $1.2 billion in the year-ago period. Higher sales demand for differentiated solutions in the automotive and semiconductor market sectors was more than offset by currency headwinds in EMEAI and Asia Pacific, as well as lower pricing in all businesses.
The segment reported sales volume growth in the majority of its businesses. Dow Automotive Systems reported volume gains on solid demand for light-weighting technologies in North America and EMEAI. Consumer Care reported volume gains in pharmaceutical markets for cellulosics-based products and in the personal care market. Dow Electronic Materials reported flat volume, as strong demand for semiconductor and growth technologies was offset by weakness in interconnect and display technologies.
Operating EBITDA for the segment was $289 million, up from $283 million in the year-ago period. This represents a quarterly record for the segment, driven by continued demand for performance-based solutions in the automotive and semiconductor market sectors, despite an unfavorable year-over-year reduction in equity earnings. Dow Automotive Systems achieved an all-time quarterly operating EBITDA record.
Equity earnings for the segment were $14 million, down from $34 million in the same quarter last year.
Infrastructure Solutions
Infrastructure Solutions reported third quarter sales of $1.9 billion, down from $2.2 billion in the year-ago period as volume growth in most areas was more than offset by lower prices in all businesses and currency headwinds.
The segment reported sales volume growth in the majority of its businesses. Dow Building & Construction reported volume growth in most geographic areas, led by share gains in EMEAI from innovative product offerings in the cellulosics chain and FR63 (flame retardant) licensing revenue, and demand for GREAT STUFFTM products in North America. Dow Coating Materials reported volume increases led by double-digit gains in EMEAI behind demand for architectural binders. Energy &
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Water Solutions reported volume declines in energy sales in North America, more than offsetting double-digit demand increases for reverse osmosis technologies in emerging regions. Performance Monomers reported volume growth on solid vinyl acetate monomer market demand, despite headwinds from a soft acrylic acid chain.
Operating EBITDA for the segment was $325 million, down from $343 million in the year-ago period, reflecting a decline in equity earnings that more than offset business EBITDA gains. Dow Building & Construction achieved an all-time quarterly operating EBITDA record on expansion of existing product lines and new flame-retardant technologies.
Equity earnings for the segment were $25 million, down from $56 million in the same quarter last year.
Performance Materials & Chemicals
Performance Materials & Chemicals reported third quarter sales of $3.1 billion, down from $3.9 billion in the year-ago period. Strong sales volume in Asia Pacific was more than offset by global pricing pressures in nearly all businesses and ongoing currency headwinds in EMEAI.
The segment reported sales volume growth in the majority of its businesses. Polyurethanes reported volume growth on the startup of a new polyols plant in Thailand and Dow’s broader market participation strategy, coupled with market share gain in EMEAI. Industrial Solutions reported volume declines on weakness in the energy market and a change in a long-term supply arrangement. Chlor-Alkali and Vinyl and Epoxy reported volume gains. The Company successfully completed the Dow Chlorine Products transaction on Oct. 5, 2015, receiving a tax-efficient consideration value of $5 billion.
Operating EBITDA for the segment was $540 million, down from $596 million in the year-ago period - reflecting the impact of divestitures and lower monoethylene glycol (MEG) pricing, which impacted equity earnings.
Equity earnings for the segment were $54 million, down from $80 million in the same quarter last year.
Performance Plastics
Performance Plastics reported third quarter sales of $4.7 billion, down from $5.7 billion in the year-ago period. Volume gains in all geographic areas were more than offset by lower pricing in all businesses and geographic areas, in addition to currency headwinds in EMEAI.
The segment reported sales volume expansion across all businesses. Dow Packaging and Specialty Plastics continued to realize volume growth on demand for high-end, differentiated packaging products and sales into emerging markets, including double-digit gains in Latin America and Greater China. Dow Elastomers reported volume gains, primarily in EMEAI, on continued customer preference for Dow products in the transportation, infrastructure and consumer goods market sectors. Dow Electrical and Telecommunications reported volume gains driven by demand for Dow technologies enabling long-life power cables. The Hydrocarbons and Energy businesses reported volume increases due to increased LPG cracking in North America. Higher asset reliability in the Dow Packaging and Specialty Plastics, Dow Elastomers and Dow Electrical and Telecommunications businesses enabled the segment to set a new production record in the quarter and over the trailing twelve months.
Operating EBITDA for the segment was an all-time quarterly record of $1.3 billion, up 8 percent from $1.2 billion in the year-ago period, due to robust demand in all businesses and margin expansion in EMEAI. Dow Elastomers and Dow Packaging and Specialty Plastics delivered all-time record quarterly operating EBITDA performances.
Equity earnings for the segment were $50 million, down from $64 million in the same quarter last year.

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Outlook
Commenting on the Company’s outlook, Liveris said:
“Dow’s three years of consistent earnings growth demonstrates clearly that we have built a portfolio that captures growth where growth exists. In the forthcoming quarters we will continue to see growth and capture that growth in markets such as China, the U.S. and Europe, despite challenging macros in other parts of the world, such as Brazil.
“Our new investments are coming online at exactly the right time: Increased demand will ultimately drive oil prices higher - further boosting Dow’s ability to capture and expand margins. We have purposefully built a structurally hedged portfolio that is proven to perform in many environments, driven by our investments in differentiated technologies and solutions. All of this positions us well to continue to deliver increasing shareholder returns.”

Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

# # #

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Net Sales	$12,036	$14,405	$37,316	$43,783
Cost of sales	9,349	11,776	29,030	35,853
Research and development expenses	382	409	1,194	1,219
Selling, general and administrative expenses	689	753	2,214	2,283
Amortization of intangibles	105	108	316	330
Restructuring charges (Note B)	—	—	375	—
Equity in earnings of nonconsolidated affiliates	135	229	575	707
Sundry income (expense) - net (Note C)	632	(23)	1,680	31
Interest income	18	10	46	32
Interest expense and amortization of debt discount	233	233	706	721
Income Before Income Taxes	2,063	1,342	5,782	4,147
Provision for income taxes	627	378	1,630	1,147
Net Income	1,436	964	4,152	3,000
Net income attributable to noncontrolling interests	61	27	79	47
Net Income Attributable to The Dow Chemical Company	1,375	937	4,073	2,953
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$1,290	$852	$3,818	$2,698

Per Common Share Data:
Earnings per common share - basic	$1.12	$0.72	$3.33	$2.27
Earnings per common share - diluted (Note D)	$1.09	$0.71	$3.24	$2.24

Dividends declared per share of common stock	$0.42	$0.37	$1.26	$1.11
Weighted-average common shares outstanding - basic	1,141.3	1,167.2	1,138.4	1,178.9
Weighted-average common shares outstanding - diluted (Note D)	1,250.6	1,184.1	1,248.9	1,195.7

Depreciation	$494	$550	$1,463	$1,592
Capital Expenditures	$916	$930	$2,817	$2,466
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, including asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the third quarter of 2015, the Company recognized a pretax gain of $621 million related to the divestiture of the AgroFresh business and a pretax charge of $35 million for costs associated with portfolio and productivity actions, including the separation of the Company's chlorine value chain ("portfolio and productivity actions"). In the second quarter of 2015, the Company recognized a pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, and a pretax loss of $43 million related to costs associated with portfolio and productivity actions. In the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS"), a pretax gain of $18 million (after-tax loss of $9 million) related to the divestiture of the Sodium Borohydride business and a pretax charge of $26 million for costs associated with portfolio and productivity actions. In the third quarter of 2014, the Company recognized a pretax charge of $12 million for costs associated with portfolio and productivity actions; a pretax charge of $18 million was recognized in the second quarter of 2014.

Note D: "Earnings per common share - diluted" for the three- and nine-month periods ended September 30, 2015, assumes the conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock due to the net income reported for the three- and nine-month periods, which includes the after-tax gain on the divestitures of AgroFresh and ANGUS and the after-tax gain on the Univation Technologies, LLC step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and nine-month periods ended September 30, 2015. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2015	Dec 31, 2014
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2015: $259; 2014: $190)	$7,623	$5,654
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2015: $95; 2014: $110)	4,398	4,685
Other	3,769	4,687
Inventories	7,822	8,101
Deferred income tax assets - current	807	812
Other current assets	433	328
Total current assets	24,852	24,267
Investments
Investment in nonconsolidated affiliates	4,464	4,201
Other investments (investments carried at fair value - 2015: $1,936; 2014: $2,009)	2,272	2,439
Noncurrent receivables	736	620
Total investments	7,472	7,260
Property
Property	55,751	55,230
Less accumulated depreciation	36,893	37,179
Net property (variable interest entities restricted - 2015: $2,502; 2014: $2,726)	18,858	18,051
Other Assets
Goodwill	12,261	12,632
Other intangible assets (net of accumulated amortization - 2015: $3,742; 2014: $3,737)	3,743	3,768
Deferred income tax assets - noncurrent	2,004	2,135
Asbestos-related insurance receivables - noncurrent	51	62
Deferred charges and other assets	643	621
Total other assets	18,702	19,218
Total Assets	$69,884	$68,796
Liabilities and Equity
Current Liabilities
Notes payable	$426	$551
Long-term debt due within one year	1,850	394
Accounts payable:
Trade	3,893	4,481
Other	2,195	2,299
Income taxes payable	981	361
Deferred income tax liabilities - current	119	105
Dividends payable	565	563
Accrued and other current liabilities	3,176	2,839
Total current liabilities	13,205	11,593
Long-Term Debt (variable interest entities nonrecourse - 2015: $1,062; 2014: $1,229)	17,462	18,838
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	546	622
Pension and other postretirement benefits - noncurrent	9,515	10,459
Asbestos-related liabilities - noncurrent	399	438
Other noncurrent obligations	3,483	3,290
Total other noncurrent liabilities	13,943	14,809
Redeemable Noncontrolling Interest	108	202
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,900	4,846
Retained earnings	25,411	23,045
Accumulated other comprehensive loss	(8,585)	(8,017)
Unearned ESOP shares	(278)	(325)
Treasury stock at cost	(4,222)	(4,233)
The Dow Chemical Company’s stockholders’ equity	24,333	22,423
Non-redeemable noncontrolling interests	833	931
Total equity	25,166	23,354
Total Liabilities and Equity	$69,884	$68,796
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Sales by operating segment
Agricultural Sciences	$1,167	$1,408	$4,778	$5,434
Consumer Solutions	1,108	1,183	3,327	3,515
Infrastructure Solutions	1,900	2,167	5,689	6,470
Performance Materials & Chemicals	3,142	3,891	9,592	11,202
Performance Plastics	4,665	5,686	13,740	16,921
Corporate	54	70	190	241
Total	$12,036	$14,405	$37,316	$43,783
EBITDA (1) by operating segment
Agricultural Sciences	$582	$(15)	$1,246	$740
Consumer Solutions	289	283	744	805
Infrastructure Solutions	325	343	860	921
Performance Materials & Chemicals	540	596	2,335	1,557
Performance Plastics	1,349	1,245	3,837	3,228
Corporate	(162)	(181)	(659)	(360)
Total	$2,923	$2,271	$8,363	$6,891
Certain items (increasing) decreasing EBITDA by operating segment (2)
Agricultural Sciences	$621	$—	$607	$—
Consumer Solutions	—	—	(67)	—
Infrastructure Solutions	—	—	(27)	—
Performance Materials & Chemicals	—	—	688	—
Performance Plastics	—	—	337	—
Corporate	(51)	(12)	(381)	(30)
Total	$570	$(12)	$1,157	$(30)
EBITDA excluding certain items by operating segment
Agricultural Sciences	$(39)	$(15)	$639	$740
Consumer Solutions	289	283	811	805
Infrastructure Solutions	325	343	887	921
Performance Materials & Chemicals	540	596	1,647	1,557
Performance Plastics	1,349	1,245	3,500	3,228
Corporate	(111)	(169)	(278)	(330)
Total	$2,353	$2,283	$7,206	$6,921
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$2	$1	$2	$3
Consumer Solutions	14	34	53	85
Infrastructure Solutions	25	56	136	172
Performance Materials & Chemicals	54	80	231	268
Performance Plastics	50	64	174	200
Corporate	(10)	(6)	(21)	(21)
Total	$135	$229	$575	$707

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
EBITDA	$2,923	$2,271	$8,363	$6,891
- Depreciation and amortization	645	706	1,921	2,055
+ Interest income	18	10	46	32
- Interest expense and amortization of debt discount	233	233	706	721
Income Before Income Taxes	$2,063	$1,342	$5,782	$4,147
- Provision for income taxes	627	378	1,630	1,147
- Net income attributable to noncontrolling interests	61	27	79	47
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$1,290	$852	$3,818	$2,698

(2)	See Supplemental Information for a description of certain items affecting results in 2015 and 2014.

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
North America	$4,353	$5,287	$14,181	$16,222
Europe, Middle East, Africa and India	3,811	4,736	11,871	15,097
Asia Pacific	2,065	2,219	6,291	6,793
Latin America	1,807	2,163	4,973	5,671
Total	$12,036	$14,405	$37,316	$43,783

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sep 30, 2015			Sep 30, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(6)	(11)	(17)	(4)	(8)	(12)
Consumer Solutions	2	(8)	(6)	2	(7)	(5)
Infrastructure Solutions	2	(14)	(12)	1	(13)	(12)
Performance Materials & Chemicals	(2)	(17)	(19)	1	(15)	(14)
Performance Plastics	6	(24)	(18)	4	(23)	(19)
Total	2	(18)	(16)	1	(16)	(15)
North America	—	(18)	(18)	—	(13)	(13)
Europe, Middle East, Africa and India	2	(22)	(20)	2	(23)	(21)
Asia Pacific	7	(14)	(7)	3	(10)	(7)
Latin America	—	(16)	(16)	—	(12)	(12)
Developed geographies	—	(19)	(19)	—	(18)	(18)
Emerging geographies (1)	4	(16)	(12)	4	(13)	(9)

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2)

	Three Months Ended			Nine Months Ended
	Sep 30, 2015			Sep 30, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(5)	(11)	(16)	(4)	(8)	(12)
Consumer Solutions	2	(8)	(6)	2	(7)	(5)
Infrastructure Solutions	2	(14)	(12)	1	(13)	(12)
Performance Materials & Chemicals	—	(17)	(17)	3	(15)	(12)
Performance Plastics	5	(24)	(19)	4	(23)	(19)
Total	2	(18)	(16)	2	(16)	(14)
North America	1	(18)	(17)	1	(13)	(12)
Europe, Middle East, Africa and India	3	(22)	(19)	3	(24)	(21)
Asia Pacific	7	(14)	(7)	3	(10)	(7)
Latin America	(1)	(16)	(17)	—	(13)	(13)
Developed geographies	1	(19)	(18)	1	(18)	(17)
Emerging geographies (1)	3	(16)	(13)	4	(13)	(9)

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2), Hydrocarbons and Energy

	Three Months Ended			Nine Months Ended
	Sep 30, 2015			Sep 30, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(5)	(11)	(16)	(4)	(8)	(12)
Consumer Solutions	2	(8)	(6)	2	(7)	(5)
Infrastructure Solutions	2	(14)	(12)	1	(13)	(12)
Performance Materials & Chemicals	—	(17)	(17)	3	(15)	(12)
Performance Plastics	4	(16)	(12)	6	(15)	(9)
Total	1	(15)	(14)	2	(13)	(11)
North America	(3)	(12)	(15)	—	(9)	(9)
Europe, Middle East, Africa and India	3	(17)	(14)	5	(19)	(14)
Asia Pacific	8	(14)	(6)	4	(10)	(6)
Latin America	(1)	(16)	(17)	—	(12)	(12)
Developed geographies	(1)	(14)	(15)	1	(13)	(12)
Emerging geographies (1)	4	(16)	(12)	5	(13)	(8)

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes prior period sales of recent divestitures including the AgroFresh business, divested on July 31, 2015 (Agricultural Sciences), ANGUS Chemical Company, divested on February 2, 2015 (Performance Materials & Chemicals) and the global Sodium Borohydride business, divested on January 30, 2015 (Performance Materials & Chemicals). Also excludes current period sales of recent acquisitions including Univation Technologies, LLC, acquired on May 5, 2015 (Performance Plastics) and Cooperativa Central de Pesquisa Agrícola, acquired on February 1, 2015 (Agricultural Sciences).

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and nine-month periods ended September 30, 2015 and September 30, 2014:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Operating Results (non-GAAP measures)			$959	$860	$0.82	$0.72
Certain items:
Gain on divestiture of AgroFresh business	$621	$—	366	—	0.32	—
Costs associated with portfolio and productivity actions	(51)	(12)	(35)	(8)	(0.03)	(0.01)
Total certain items	$570	$(12)	$331	$(8)	$0.29	$(0.01)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.02)	N/A
Reported GAAP Amounts (5) (6)			$1,290	$852	$1.09	$0.71

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Operating Results (non-GAAP measures)			$2,997	$2,717	$2.58	$2.26
Certain items:
2Q15 Restructuring charges	$(375)	$—	(246)	—	(0.21)	—
Gain on divestiture of AgroFresh business	621	—	366	—	0.32	—
Univation step acquisition	349	—	351	—	0.30	—
Gain on divestiture of ANGUS Chemical	670	—	451	—	0.39	—
Divestiture of Sodium Borohydride business	18	—	(9)	—	(0.01)	—
Costs associated with portfolio and productivity actions	(126)	(30)	(92)	(19)	(0.08)	(0.02)
Total certain items	$1,157	$(30)	$821	$(19)	$0.71	$(0.02)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.05)	N/A
Reported GAAP Amounts (5) (6)			$3,818	$2,698	$3.24	$2.24

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three- and nine-month periods ended September 30, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three- and nine-month periods ended September 30, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the three- and nine-month periods ended September 30, 2015, as it excludes quarterly preferred dividends of $85 million.

The following table presents diluted share counts for the three- and nine-month periods ended September 30, 2015 and September 30, 2014, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Share count - diluted, excluding assumed preferred stock conversion to common shares	1,153.8	1,184.1	1,152.1	1,195.7
Potential common shares from assumed conversion of preferred stock, included in reported U.S. GAAP EPS calculation	96.8	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	1,250.6	N/A	1,248.9	N/A

Results in the third quarter of 2015 were impacted by the following items:

•
Pretax gain of $621 million related to the divestiture of the AgroFresh business, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charge of $51 million for nonrecurring transaction costs associated with portfolio and productivity actions, including the separation of a significant portion of the Company’s chlorine value chain, implementation costs associated with the Company's 2Q15 restructuring program and other productivity actions (collectively “Costs associated with portfolio and productivity actions”). These charges are included in "Cost of sales" ($6 million), "Selling, general and administrative expenses" ($10 million) and "Sundry income (expense) - net" ($35 million) in the consolidated statements of income and reflected in Corporate.

Results in the third quarter of 2014 were unfavorably impacted by the following item:

•
Pretax charge of $12 million for costs associated with portfolio and productivity actions, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the third quarter of 2015, results for the nine-month period ended September 30, 2015 were also impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

•
Pretax gain of $670 million on the February 2, 2015, divestiture of ANGUS Chemical Company, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, previously a 50:50 joint venture. The gain, which is included Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

•
Pretax gain of $18 million (after-tax loss of $9 million) on the January 30, 2015, divestiture of the Sodium Borohydride business. The pretax gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charge of $75 million for costs associated with portfolio and productivity actions, included in "Selling, general and administrative expenses" ($6 million) and "Sundry income (expense) - net" ($69 million) in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the third quarter of 2014, results for the nine-month period ended September 30, 2014 were also unfavorably impacted by the following item:

•
Pretax charge of $18 million for costs associated with portfolio and productivity actions. The charge was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.